Filed pursuant to Rule 424(b)(3)
Registration No. 333-256702

BLACKSTONE LONG-SHORT CREDIT INCOME FUND

Supplement No. 5, dated January 4, 2024, to the Prospectus (the “Prospectus”) and the Statement of Additional Information (the “SAI”) dated July 30, 2021, for Common Shares of Beneficial Interest

Appointment of New Trustee, Chairman, President and Chief Executive Officer

On December 18, 2023, the Board of Trustees elected Robert Zable to serve as Trustee, Chairman, President and Chief Executive Officer of the Fund, effective January 1, 2024. Robert Zable is a Senior Managing Director and the Global Head of Blackstone Credit’s Liquid Credit Strategies group (“LCS”). Prior to being appointed Global Head, Mr. Zable was Senior Portfolio Manager in charge of LCS’ U.S. CLO portfolios. Mr. Zable sits on the Global Syndicated Credit, US Syndicated Credit, Global Structured Credit and CLO Origination Investment Committees. Prior to joining Blackstone Credit, then known as GSO Capital Partners, in 2007 Mr. Zable was a Vice President at FriedbergMilstein LLC, where he was responsible for credit opportunity investments and junior capital origination and execution. Mr. Zable began his career at JP Morgan Securities Inc., where he focused on leveraged finance in New York and London. Mr. Zable received a BS from Cornell University and an M.B.A in Finance from The Wharton School at the University of Pennsylvania. Mr. Zable was also elected to serve as Trustee, Chairman, President and Chief Executive Officer of Blackstone Floating Rate Enhanced Income Fund, Blackstone Senior Floating Rate 2027 Term Fund, and Blackstone Strategic Credit 2027 Term Fund.

Mr. Zable replaces Daniel H. Smith as Trustee, Chairman, President and Chief Executive Officer of the Fund.

Appointment of New Executive Vice President and Assistant Secretary

On December 18, 2023, the Board of Trustees elected Robert Post to serve as Executive Vice President and Assistant Secretary, effective January 1, 2024. Mr. Post is a Principal and Portfolio Manager of the US leveraged loan and high yield strategies in Blackstone Credit’s LCS unit. Prior to joining Blackstone Credit in 2017, Mr. Post was a Junior Portfolio Manager at BlackRock, where his responsibilities included various leveraged loan and high yield mandates. Previously, Mr. Post was an Analyst at BMO Capital Markets, where he was involved with the ongoing monitoring and structuring of leveraged finance transactions. Mr. Post began his career at MetLife Investments as a credit analyst focused on corporate bonds. Mr. Post received a B.A. in Economics with a concentration in Financial Markets from Colby College. Mr. Post was also elected to serve as Executive Vice President and Assistant Secretary of Blackstone Floating Rate Enhanced Income Fund, Blackstone Senior Floating Rate 2027 Term Fund, and Blackstone Strategic Credit 2027 Term Fund.

Mr. Post replaces Robert Zable as Executive Vice President and Assistant Secretary of the Fund.

The following information replaces the information under “Interested Trustee” in the table under “Board of Trustees” on page 20 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Term of Office and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of Portfolios in Fund Complex(1) Overseen by the Trustee	Other Directorships Held by the Trustee During Past Five Years
Robert Zable Birth Year: 1972	Chairman of the Board, President, Chief Executive Officer, Trustee	Since January 2024 Class I	Mr. Zable is a Senior Managing Director and is the Global Head of Liquid Credit Strategies. Mr. Zable is also Senior Portfolio Manager of the U.S. closed-end funds within Blackstone Credit’s Liquid Credit Strategies business. Before joining Blackstone Credit in 2007, Mr. Zable was a Vice President at FriedbergMilstein LLC, where he was responsible for credit opportunity investments and junior capital origination and execution. Prior to that, Mr. Zable was a Principal with Abacus Advisors Group, a restructuring and distressed investment firm. Mr. Zable began his career at JP Morgan Securities Inc., where he focused on leveraged finance in New York and London.	4	None

(3)	“Interested person” of the Fund as defined in Section 2(a)(19) of the 1940 Act. Mr. Zable is an interested person due to his employment with the Adviser.

The following clause replaces the clause beginning after the second semi-colon in the first sentence under “Experience of Trustees” on page 20 of the SAI:

; as to each Trustee other than Mr. Zable, his status as not being an “interested person” as defined in the 1940 Act; and, as to Mr. Zable, his role with Blackstone Credit and Blackstone Inc.

The following clause replaces the description of Mr. Smith’s experience in the third sentence under “Experience of Trustees” on page 20 of the SAI:

; and Mr. Zable, experience as an executive and portfolio manager and leadership roles with Blackstone Credit’s Liquid Credit Strategies group.

The following information replaces the information under “Interested Trustees” in the table under “Share Ownership” on page 21 of the SAI:

Name of Trustee	Dollar Range(1) of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities Overseen by Trustee in the Family of Investment Companies(2)
Robert Zable	None	$100,001-$500,000

The following information replaces the information under “Interested Trustees” in the table under “Compensation of Trustees” on page 22 of the SAI:

Name of Trustee	Aggregate Compensation from the Fund	Total Compensation from the Fund and Fund Complex Paid to Trustees(1)
Robert Zable	$0	$0

The following information replaces the information in the row where Mr. Smith’s name appears in the table under “Officers of the Fund” on page 24 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Length of Time Served	Principal Occupation During Past Five Years	Number of Registered Investment Companies in Fund Complex Overseen
Robert Zable Birth Year: 1972	Trustee, Chairman of the Board, President, Chief Executive Officer	In current role: Since January 2024 In prior officer roles: Since September 2015	Mr. Zable joined Blackstone Credit in 2007 and is a Senior Managing Director and is the Global Head of Liquid Credit Strategies. Mr. Zable is also Senior Portfolio Manager of the U.S. closed-end funds within Blackstone Credit’s Liquid Credit Strategies business.	4

The following information replaces the information in the row where Mr. Zable’s name appears in the table under “Officers of the Fund” on page 24 of the SAI:

Name and Year of Birth	Position(s) Held With Registrant	Length of Time Served	Principal Occupation During Past Five Years	Number of Registered Investment Companies in Fund Complex Overseen
Robert Post Birth Year: 1989	Executive Vice President and Assistant Secretary	Since January 2024	Mr. Post joined Blackstone Credit in 2017 and is a Managing Director and Head of US CLO Portfolio Management in Blackstone Credit’s LCS group. Mr. Post sits on the Global Syndicated Credit and US Syndicated Credit Investment Committees.	4

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus or SAI, as applicable.

Please retain this supplement for future reference.

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